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                                                                     EXHIBIT 2.2

                          THIS IS A SUBORDINATED NOTE
                          AS FURTHER DESCRIBED HEREIN


                                PROMISSORY NOTE

                                                               Chicago, Illinois
$10,847,620                                                        July 11, 1996



         1. Payment. FOR VALUE RECEIVED, Windmere-Durable Holdings, Inc. ("Windmere") on July 11, 2001 hereby promises to pay to the order of Salton/Maxim Housewares, Inc. ("Seller") the principal sum of Ten Million Eight Hundred Forty-Seven Thousand Six Hundred and Twenty Dollars ($10,847,620) and to pay interest at 8% per annum (calculated on the basis of a 365-day year and actual days elapsed) on the outstanding principal amount hereunder on the last day of each calendar quarter, commencing September 30, 1996. Upon the occurrence and during the continuation of an Event of Default (as defined below), the principal amount then outstanding shall, without limiting the rights of Seller hereunder, bear interest at a rate per annum which is equal to the lesser of (i) 5% over the rate which would otherwise be applicable thereto, and (ii) the highest amount permitted by law. Both principal and interest are payable in lawful money of the United States of America and in immediately available funds to Seller at 550 Business Center Drive, Mount Prospect, Illinois 60056. The payment of the principal hereof and interest hereon on the scheduled dates therefor is subject to the subordination provisions set forth below.

         2. Other Documents. This Promissory Note (the "Note") is the Note referred to in Section 1.02(a)(ii) of that certain Stock Purchase Agreement, dated as of February 27, 1996, between Windmere and Seller (the "Purchase Agreement") and represents partial payment by Windmere for the shares of common stock of Seller issued to Windmere.

                 As security for repayment of the indebtedness arising hereunder, Windmere and its Domestic Subsidiaries have executed and delivered to Seller those certain Security Agreements of even date herewith (the "Security Agreements"). In addition, all the Domestic Subsidiaries have guaranteed the obligations of Windmere to Seller pursuant to a Guaranty of even date herewith (the "Guaranty").

         3. Definitions. Capitalized terms used in this Agreement without definition shall have the respective meanings accorded to them in that certain amended and restated letter agreement, dated July 28, 1995 (the "Senior Creditor Letter Agreement"), between Windmere and NationsBank of Florida, National Association (the "Senior Creditor"), without giving effect to any amendments thereto.

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         4.      Events of Default.  Notwithstanding the maturity date set
forth above, the maturity of this Note may be accelerated by Seller upon the occurrence of any of the following events ("Events of Default"):

         (a) Nonpayment of principal or interest hereunder when and as the same shall become due hereunder; or

         (b) Windmere or any Domestic Subsidiary fails to observe or perform any term, covenant or condition contained in the Security Agreements, and fails to remedy any such default within the period of grace, if any, provided therein; or

         (c) Any Domestic Subsidiary fails to observe or perform any term, covenant or condition contained in the Guaranty; or

         (d) Windmere enters into any merger, consolidation, reorganization, or liquidates, winds up, or dissolves itself (or suffers any liquidation or dissolution), or conveys, sells, assigns, leases, transfers, or otherwise disposes of, in one transaction or a series of transactions, substantially all of its business, property or assets, whether now owned or hereafter acquired, other than a merger of a Subsidiary into another Subsidiary or a merger in which Windmere is the surviving entity; or

         (e) Voluntary or involuntary bankruptcy, reorganization, insolvency, arrangement, receivership or similar proceedings are commenced by or against Windmere or any of its Domestic Subsidiaries, and such proceedings continue undismissed for 60 days; or

         (f) One or more final judgments (for which no appeal may be taken) for the payment of money in excess of $1,000,000 in the aggregate are outstanding against Windmere or any of its Subsidiaries or against any property or assets of any of them, and any such judgment has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

         (g) Windmere shall incur, create, assume or permit to exist aggregate Indebtedness basis however evidenced, or guarantee, assume or endorse or otherwise become or remain liable in connection with any Contingent Obligation, other than Indebtedness evidenced by this Note, in excess of $50,000,000 on a consolidated basis;

         (h) Windmere or any of its Subsidiaries fails to pay principal, interest or premium with respect to any Indebtedness of Windmere or any of its Subsidiaries in an aggregate principal amount greater than $500,000 or fails to perform, observe


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                 or fulfill any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by Windmere or any of its Subsidiaries, and such default continues beyond the period of grace, if any, specified therein and permits the holder of such indebtedness to accelerate the maturity thereof.

         (i) The consolidated tangible net worth of Windmere and its Domestic Subsidiaries (excluding real property) determined in accordance with generally accepted accounting principles shall at any time be less than $40,000,000.

         5. Subordination. Payments under this Note are subordinated to repayment of all Senior Indebtedness (as defined in the next sentence), but only to the extent and in the manner provided in this Section 5. "Senior Indebtedness" shall mean all indebtedness owed by Windmere to the Senior Creditor pursuant to the Senior Creditor Letter Agreement, as such agreement may be amended from time to time, or any indebtedness incurred by Windmere from time to time in connection with any other credit facility with any financial institution or bank; provided that in no event shall the Senior Indebtedness outstanding at any time ever exceed $50,000,000.

         (a) Upon any payment or distribution of the assets of Windmere, whether in cash, property or securities, from any source whatsoever, to creditors upon any dissolution, winding-up, total or partial liquidation, reorganization, composition, arrangement, or adjustment of Windmere or its securities (whether voluntary or involuntary, or in bankruptcy, insolvency, reorganization, liquidation or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of Windmere or otherwise), the Senior Creditor shall be entitled to receive payment in full in cash of all amounts due or to become due in respect of the Senior Indebtedness before any payment is made on account of or applied on this Note.

         (b) No payment under this Note shall be made during a Payment Blockage Period (as defined hereinafter); provided, however, that no more than one Payment Blockage Period may exist during any 360 day period. As used herein, a "Payment Blockage Period" is the period commencing on the business day following the day Windmere receives from the Senior Creditor notice that an "Event of Default" (as defined in Senior Creditor Letter Agreement) has occurred and is continuing in respect of the Senior Indebtedness and terminating 180 days later.

         (c) Seller or any subsequent holder of this Note, by its acceptance of this Note, agrees that during any Payment Blockage Period, it will not ask, demand, sue for, take or receive from Windmere, by set-off or in any other manner, any money which may now or hereafter be owing by Windmere under this Note.

         6. Prepayment. This Note may be prepaid at any time without penalty or premium.





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         7.      Assignment.  This Note may be assigned or pledged by Seller to any person or entity.  This Note may not be assigned by Windmere.

         8. Amendment; Waiver. This Note may only be amended in accordance with the terms of the Stockholder Agreement between Windmere and Seller of even date hereof. No failure or delay on the part of the holder of this Note or to exercise any power or right under this Note shall operate as a waiver of such power or right or preclude other or further exercise thereof or the exercise of any other power or right. No waiver of any condition or performance will operate as a waiver of any subsequent condition or obligation. Windmere hereby waives diligence, presentment, demand for payment, notice of dishonor or acceleration, protest and notice of protest, and any and all other notices or demands in connection with delivery, acceptance, performance, default or enforcement of this Note.

         9. Governing Law; Legal Fees. This Note shall be governed by and construed in accordance with the laws of the State of Illinois, and Windmere agrees to pay the reasonable legal fees and disbursements of counsel in connection with the enforcement of this Note.

                                     WINDMERE-DURABLE HOLDINGS, INC.



                                     By:      _________________________________

                                              Title:___________________________

                                     Address:

                                     5980 Miami Lake Drive
                                     Miami Lakes, Florida  33014-2467





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